UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under the Securities Act of 1933

Geos Communications, Inc.
(Exact Name of Registrant as Specified in Its Charter)

WASHINGTON
 (State or Other Jurisdiction of
Incorporation or Organization)

91-1426372
(I.R.S. Employer
Identification No.)

430 N. Carroll Ave., Ste 120
Southlake, Texas 76092
817-240-0202
 (Address, Including Zip Code, of Registrant’s Principal Executive Offices)

Geos Communications, Inc.
2009 Omnibus Long Term Incentive Plan
(Full Title of the Plan)

Richard Roberson, Chief Financial Officer
Geos Communications, Inc.
430 N. Carroll Ave., Ste 120
Southlake, Texas 76092
(Name and Address of Agent For Service)

817-240-0232
 Telephone Number, Including Area Code, of Agent for Service

Copies to:
RICHARD F. DAHLSON
JACKSON WALKER L.L.P.
901 MAIN STREET, SUITE 6000
DALLAS, TEXAS 75202
(214) 953-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check One)
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE
Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee(3)
Common Stock, no par value	6,000,000 shares	$0.2050	$1,230,000.00	$87.70

(1) This Registration Statement shall also cover any additional shares of common stock which may become issuable under the plan being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act on the basis of the average of the high and low sale prices for a share of common stock of Geos Communications, Inc.  as reported on the OTC Bulletin Board on  January 4, 2010.

(3)  The registration fee has been calculated pursuant to Section 6(b) of the Securities Act by multiplying .00007130 by the proposed maximum aggregate offering price (as computed in accordance with Rule 457 under the Securities Act solely for the purpose of determining the registration fee of the securities registered hereby).

Explanatory Note

At a special meeting of the Board of Directors (the “Board”) of Geos Communications, Inc., a Washington corporation, (the “Company” or the “Registrant”), held on October 15, 2009, the Board approved the Company’s 2009 Omnibus Long Term Incentive Plan (the “Plan”).  This Registration Statement on Form S-8 registers an aggregate of 6,000,000 shares of the Company’s common stock, par value  Common Stock authorized for issuance under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act of 1933 (the “Securities Act”). Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The  following  documents,  which have been filed with the  Securities  and Exchange  Commission (the “Commission”) by the Company,  are incorporated herein by reference and made a part hereof:

          (i)   The  Company's  Annual  Report on Form 10-K for the fiscal  year ended December 31, 2008, filed with the Commission on April 1, 2009;

          (ii)    All other reports filed with the Commission  pursuant to Section 13(a) or 15(d) of the  Securities  Exchange Act of 1934 (the “Exchange  Act”) since the end of the fiscal year covered by the Annual Report; and

          (iii)  The description  of the  Common  Stock  contained  in the  Company's Registration Statement on Form SB-2 (File No. 333-144108), filed with the Commission on June 28, 2007, including all amendments or reports filed for the purpose of updating such common stock description.

All documents filed by the Company with the Commission pursuant to Sections 13(a),  13(c),  14 and 15(d) of the Exchange Act  subsequent to the date of this Registration Statement and prior to the filing of a post-effective  amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold shall be deemed to be incorporated into this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto, or in a document  incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, in any subsequently filed supplement to this Registration Statement or in any document that also is incorporated by reference herein,  modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section RCW 23B.08.510 of the Washington Business Corporation Act permits the indemnification of directors and officers of Washington corporations.  The Company’s Amended and Restated Articles of Incorporation and bylaws provide that the Company shall indemnify its directors and officers to the fullest extend permitted by Washington law.

Under Washington law, the Company has the power to indemnify its directors and officers against claims arising in connection with their service to the Company except when a director’s or officer’s conduct involves: (i) a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (ii) any other proceeding charging improper personal benefit to the director, whether or not involving action in the director’s official capacity, in which the director was adjudged liable on the basis that personal benefit was improperly received by the director.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers or persons in control pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Section RCW 23B.08.540 of the Washington Business Corporation Act states that the court may order indemnification or advance of expenses if it determines that: (i) the director is entitled to mandatory indemnification under RCW23B.08.520, in which case the court shall also order the corporation to pay the director’s reasonable expenses incurred to obtain court-ordered indemnification; (ii) the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director met the standard of conduct set forth in RCWB.08.510 or was adjudged liable as described in RCW.23B.08.510(4), but if the director was adjudged so liable the director’s indemnification is limited to reasonable expenses incurred unless the articles of incorporation or a bylaw, contract or resolution approved or ratified by the shareholders pursuant to RCW.08.560 providers otherwise; or (iii) in the case of an advance of expenses, the director is entitled to the articles of incorporation, bylaws or any applicable resolution or contract, to payment or reimbursement of the director’s reasonable expenses incurred as a party to the proceeding in advance of final disposition of the proceeding.

The Company has purchased insurance with respect to, among other things, the liabilities that may arise under the statutory provisions referred to above. The Company’s directors and officers are also insured against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they are not indemnified by the Company.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.	Undertakings

a.           The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; or

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in  this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Southlake, Texas, on this 8th day of January, 2010.

Geos Communications, Inc.

By:	/s/ Richard Roberson
Richard Roberson Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Andrew L. Berman		November 13, 2009
Andrew L. Berman	Director, Chief Executive Officer and President (Principal Executive Officer)
/s/ Richard Roberson		January 8, 2010
Richard Roberson	Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ Paul Arena		November 20, 2009
Paul R. Arena	Director and Chairman of the Board
/s/ Audrey L. Braswell		November 12, 2009
Audrey L. Braswell	Director
/s/ Bruce C. Friedman		November 14, 2009
Bruce C. Friedman	Director
/s/ Frederick D. Mapp		November 14, 2009
Frederick D. Mapp	Director
/s/ Timothy McGeehan		November 18, 2009
Timothy McGeehan	Director
/s/ Michael D. Reardon		November 13, 2009
Michael D. Reardon	Director

Exhibit Index

Exhibit Number	Description of Exhibit

4.1	2009 Omnibus Long Term Incentive Plan
5.1	Opinion and Consent of Jackson Walker L.L.P.
23.1	Consent of Freedman & Goldberg, Certified Public Accountants, PC